UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2005

GOLDEN GRAIN ENERGY, LLC

(Exact name of small business issuer as specified in its charter)

Iowa	000-51177	02-0575361
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1822 43rd Street S.W.
Mason City IA 50401

(Address of principal executive offices)

(641) 423-8525

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 29, 2005, our compensation committee approved and authorized cash awards to the following members of our senior management team for their performance during 2005:  Walter Wendland, President and Chief Executive Officer, Chad E. Kuhlers, Plant Manager, Steven L. Dietz, Commodities Manager and Thomas E. Dennstedt, Laboratory Manager.  These cash awards were made pursuant to a bonus and bonus unit plan adopted by our board of directors on December 19, 2005.  Under the plan, these cash awards must be used to purchase restricted units in Golden Grain Energy, LLC.

As part of the bonus and bonus unit plan adopted by our board of directors, our compensation committee has the discretion to set individual or group performance goals for members of our senior management team.  These goals must be reasonably calculated to increase the company’s efficiency, profitability or the value of the company’s equity securities.  If goals are set, our compensation committee annually determines whether the goals have been met.  If they have been met, the committee determines a cash award for each member of the management team that has met his or her individual goal and/or team goals.

Each cash award made pursuant to the bonus unit component of the plan must be converted into units of Golden Grain Energy, LLC by dividing the amount of each cash award by the recent price (or an average of recent prices) at which units have been trading.  The units issued upon conversion of the cash awards are restricted for a five year period beginning with the date of issuance of the bonus units.   The restrictions lapse as the five year period progresses.  If the manager remains employed by Golden Grain Energy, LLC throughout the five year restricted period, the restrictions will gradually lapse as follows:  50% of the restricted units are lapsed upon the third anniversary of the issue date, 75% of the restricted units lapse upon the fourth anniversary of the issue date and 100% of the restricted units lapse on the fifth anniversary of the issue date.  If a manager’s employment is terminated due to death, disability or retirement, all of the bonus units awarded to the manager are delivered to the manager or, in the event of death, to the manager’s designated beneficiary or personal representative of the manager’s estate.

The cash awards made to our managers on December 29, 2005, will be converted into units of Golden Grain Energy, LLC, at a price of $2.50 per unit resulting in the following issuances of restricted units:  10,080 restricted units to Walter Wendland; 11,760 restricted units to Chad E. Kuhlers; 8,960 restricted units to Steven L. Dietz and 5,600 restricted units to Thomas E. Dennstedt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GRAIN ENERGY, LLC

January 4, 2006	/s/ Walter Wendland
Date	Walter Wendland, President